EXHIBIT 10.1

Bromine Factory Relocation Compensation Agreement

Party A: Yangkou Township People’s Government of Shouguang Municipality

Party B: Shouguang City Haoyuan Chemical Co., Ltd.

Pursuant to the arrangement of the municipal Party committee and government, Party B’s fourth bromine factory and part of the supporting facilities need to be requisitioned.  Through consultation, Party A and Party B have reached the following agreement in connection with the relevant compensation matter:

1. Party B consents to Party A’s requisition of its fourth bromine factory and part of the supporting facilities and will clear the relevant ground fixtures with the time limit specified by Party A.

2. By referring to the scrap list confirmed by both Parties and taking into account the relevant provisions, Party A shall pay RMB 8,599,835.00 to Party B as the relocation compensation.

3. After execution of this Agreement, Party A shall pay 30% of the compensation to Party B, which is RMB 2,579,950.50; upon Party B’s completion of clearing the ground fixtures within the time limit and Party A’s acceptance thereof, Party A shall pay 70% of the compensation to Party B, which is RMB 6,019,884.50.

4. Party B warrants to complete clearing the ground fixtures by September 10, 2011 after execution of this Agreement; failure to do so within the limit shall be deemed automatic waiver, in which case Party A may handle it at its own discretion.

5. Any third-party dispute or controversy arising during the relocation and payment of the compensation for the ground fixtures shall be dealt with at Party B’s own responsibility, and Party B shall bear the corresponding legal liability for the same.

6. In the event of breach by either Party, that Party shall pay liquidated damages at the rate of 5% of the compensation, and shall bear any and all losses caused to the other Party due to the breach.

This Agreement is made in two copies, with each Party holding one, and shall come into effect from the date of signing by both Parties.

Party A: Yangkou Township People’s Government of Shouguang Municipality	Party B: Shouguang City Haoyuan Chemical Co., Ltd.

/seal/	/seal/

Legal Representative: /s/ Wang Guanhui	Legal Representative: /s/ Miao Naihui

Date of Signing: August 22, 2011